Exhibit 10.3

VISION mARINE tECHNOLOGIES INC.

RESTRICTED SHARE UNIT PLAN

Article One
DEFINITIONS AND INTERPRETATION

1.1	Definitions: For the purposes of this Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

A.	"Affiliate" means any entity that is an affiliate of the Corporation as defined in National Instrument 45-106 – Prospectus Exemptions, as may be amended from time to time;

B.	"Blackout Period" means any period imposed by the Corporation pursuant to its disclosure, confidentiality and trading policy or otherwise, during which its officers, directors, employees and Insiders may be restricted from trading in securities of the Corporation;

C.	“Board” means the board of directors of the Corporation, as constituted from time to time;

D.	"Change of Control" means the occurrence of any one or more of the following events:

(i)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of which the holders of Common Shares prior to the completion of the transaction hold less than fifty-one percent (51%) of the outstanding shares of the successor corporation after completion of the transaction;

(ii)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation and/or any of its Affiliates which have an aggregate book value greater than sixty-five percent (65%) of the book value of the assets, rights and properties of the Corporation and its Affiliates on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned Affiliate in the course of a reorganization of the assets of the Corporation and its Affiliates;

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iv)	any person, entity or group of persons or entities acting jointly or in concert (an "Acquirer”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities which, when added to the Voting Securities owned of record or beneficially by the Acquirer or which the Acquirer has the right to vote or in respect of which the Acquirer has the right to direct the voting, would entitle the Acquirer and/or Affiliates of the Acquirer to cast or to direct the casting of fifty-one percent (51%) or more of the votes attached to all of the Corporation's outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors); or

(v)	as a result of or in connection with: (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Corporation or any of its Affiliates and another corporation or other entity, where none of the directors of the Corporation prior to such event shall sit on the board following completion.

For the purposes of the foregoing, "Voting Securities” means Common Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities;

E.	"Common Shares" means the common shares of the Corporation;

F.	"Consultant" means in relation to the Corporation, an individual (other than an employee or Director of the Corporation) or company that: (i) is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Corporation or to an affiliate of the Corporation, other than services provided in relation to a distribution; (ii) provides the services under a written contract between the Corporation or an affiliate of the Corporation and the individual or the company, as the case may be; (iii) in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an affiliate of the Corporation; and (iv) has a relationship with the Corporation or an affiliate of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation;

G.	"Corporation” means Vision Marine technologies Inc., a corporation existing under the Business Corporations Act (Québec), and includes any successor or Affiliate thereof;

H.	"Director" means a member of the Board from time to time;

I.	"Disability" means that the Participant becomes physically or mentally disabled to such an extent as to make him or her unable to perform his or her duties normally and adequately for a period totalling six (6) months during a period of twelve (12) consecutive months. The Board's determination as to whether or not a Participant has incurred a Disability is final and conclusive and binding on all persons;

J.	"Eligible Employees” means the full-time employees and officers of the Corporation or of any Affiliate;

K.	"Insider” means: (i) a Director or senior officer of the Corporation; (ii) a Director or senior officer of a company that is an Insider or subsidiary of the Corporation; (iii) a person that beneficially owns or controls, directly or indirectly, Common Shares carrying more than ten percent (10%) of the voting rights attached to all outstanding shares of the Corporation; and (iv) the Corporation itself if it holds any of its own securities;

L.	"Investor Relations Activities" means any activities, by or on behalf of the Corporation or a shareholder of the Corporation, that promote or could reasonably be expected to promote the sale of the securities of the Corporation;

M.	"Market Value" means the last closing price of the Common Shares on the Nasdaq immediately prior to the date as at which Market Value is determined. If the Common Shares are not trading on the Nasdaq, then the Market Value shall be determined based on the last closing price of the Common Shares on such stock exchange or over-the-counter market on which the Common Shares are listed and posted for trading as may be selected for such purpose by the Board on the date as of which Market Value is determined. In the event that the Common Shares are not listed and posted for trading on any stock exchange or over-the-counter market, the Market Value shall be the fair market value of such Common Shares as determined by the Board in its sole discretion;

N.	“Nasdaq” means the global electronic market place for buying and selling securities.

O.	"Participant” means each Eligible Employee, Consultant and Director to whom Restricted Share Units are granted hereunder;

P.	“Participant's Entitlement Date” means the date on which a Participant’s Restricted Share Unit Award is fully vested;

Q.	"Plan” means this Restricted Share Unit Plan, as same may be amended from time to time;

R.	“Resignation” means the cessation of employment or engagement of the Participant with the Corporation or an Affiliate as a result of resignation;

S.	"Restricted Share Unit” means a unit credited by means of an entry on the books of the Corporation to a Participant, representing the right to receive on the Participant’s Entitlement Date one fully paid Share issued from treasury of the Corporation for each Restricted Share Unit;

T.	"Restricted Share Unit Award” means an award to a Participant of Restricted Share Units under the Plan;

U.	"Retirement Date" means the date on which a Participant ceases to be an Eligible Employee after attaining a stipulated age in accordance with the normal retirement policy of the Corporation or upon mutual agreement of the Corporation and the Participant;

V.	"RSU Grant Date” means the date that the Restricted Share Unit is granted to a Participant under the Plan, as evidenced by the Restricted Share Unit grant letter, and refers also to the date that the Restricted Share Unit is credited to the Participant which must always be in the same calendar year;

W.	"Termination Date" means the actual date of termination of: (i) the office of the Participant; (ii) the employment of the Participant; or (iii) the provision of services by the Participant, as applicable, and does not include any period during which the Participant is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance payments following the actual date of termination or resignation.

1.2	Headings: The headings of all articles, sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

1.3	Context, Construction: Whenever the singular or masculine are used in the Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

1.4	References to this Restricted Share Unit Plan: The words "hereto", "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to this Plan as a whole and not to any particular article, section, paragraph or other part hereof.

1.5	Canadian Funds: Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to Canadian dollars.

Article Two
PURPOSE AND ADMINISTRATION OF THE RESTRICTED SHARE UNIT PLAN

2.1	Purpose of the Restricted Share Unit Plan: The Plan provides for the payment of incentive payments in the form of the issuance of Common Shares or cash to Participants for the purpose of advancing the interests of the Corporation and its Affiliates through the motivation, attraction and retention of Eligible Employees, Consultants and Directors and to secure for the Corporation and the shareholders of the Corporation the benefits inherent in the ownership of Common Shares by Eligible Employees, Consultants and Directors, it being generally recognized that restricted share plans aid in attracting, retaining and encouraging employees, consultants and directors due to the opportunity offered to them to acquire a proprietary interest in the Corporation.

2.2	Administration of the Restricted Share Unit Plan: Subject to regulatory requirements, the Plan shall be administered by the Board and the Board shall have full discretionary authority to administer the Plan including the authority to interpret and construe any provision of the Plan and to adopt, amend and rescind such rules and regulations for administering the Plan as the Board may deem necessary in order to comply with the requirements of the Plan. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation. No member of the Board shall be personally liable for any action taken or determination or interpretation made in good faith in connection with the Plan and all members of the Board shall, in addition to their rights as Directors, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made in good faith. The appropriate officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan. All costs incurred in connection with the Plan shall be for the account of the Corporation.

2.3	Delegation to Committee: The Board may delegate all or such portion of its powers hereunder as it may determine to a committee of the Board duly appointed for this purpose by the Board and consisting of not less than two (2) members of the Board, either indefinitely or for such period of time as it may specify and thereafter such committee may exercise the powers and discharge the duties of the Board in respect of the Plan so delegated to the same extent as the Board is hereby authorised so to do. If a committee is appointed for this purpose, all references herein to the Board will be deemed to be references to such committee.

2.4	Record Keeping: The Corporation shall maintain a register in which shall be recorded:

a.	the name and address of each Participant in the Plan;

b.	the number of Restricted Share Units granted to each Participant under the Plan; and

c.	the date on which Restricted Share Units were granted or credited to a Participant.

2.5	Determination of Participants and Participation: The Board shall from time to time determine the persons who may participate in the Plan. The Board shall from time to time determine the Participants to whom Restricted Share Units shall be granted and the provisions and restrictions with respect to such grant, all such determinations to be made in accordance with the terms and conditions of the Plan, and the Board may take into consideration the present and potential contributions of and the services rendered by the particular Participant to the success of the Corporation and any other factors which the Board deems appropriate and relevant. In the case of Restricted Share Units granted to Eligible Employees or Consultants, the Board will ensure and confirm that the Participant is a bona fide Eligible Employee or Consultant, as the case may be.

2.6	Maximum Number of Shares:

a.	Subject to adjustment as provided in Section 5.6 hereof, unless the Corporation has received disinterested shareholder approval to do so, the maximum aggregate number of Common Shares that may be issued under the Plan (or any other security-based compensation plans, including the Corporation’s stock option plan) shall be limited to the lesser of (i) 10% of the Corporation’s issued and outstanding Common Shares and (ii) such number of Common Shares as, when combined with all other share compensation arrangements (including any RSUs) would not exceed 10% of the outstanding Common Shares. Common Shares to be issued under the Plan will be authorized but previously unissued Common Shares from treasury.

b.	For purposes of this Section 2.6, the number of Common Shares covered by a Restricted Share Unit grant shall be counted on the RSU Grant Date against the aggregate number of Common Shares available under the Plan, and the number of Common Shares that shall be counted against the Plan shall be equal to the number of Common Shares the Participant would be entitled to receive under Section 3.5 hereof, if the corresponding payment was made on the RSU Grant Date.

c.	At no point in any twelve (12) month period, may the Corporation be permitted to deliver Common Shares to any one Participant exceeding 70% of the aggregate number of Common Shares available for issuance under the Plan.

d.	The aggregate number of Common Shares issuable to any one Consultant pursuant to this Plan (or any other security-based compensation plans, including the Corporation’s amended stock option plan) in a twelve (12) month period shall not exceed two percent (2%) of the issued and outstanding Common Shares, calculated on the RSU Grant Date.

e.	The aggregate number of Common Shares issuable to all Participants retained to provide Investor Relations Activities pursuant to this Plan (or any other security-based compensation plans, including the Corporation’s amended stock option plan) shall not exceed two percent (2%) of the issued and outstanding Common Shares in any twelve (12) month period, calculated at the RSU Grant Date.

f.	Unless the Corporation has received disinterested shareholder approval to do so: (i) the aggregate number of Common Shares issuable to Insiders under this Plan (or any other security-based compensation plans, including the Corporation’s amended stock option plan) shall not exceed ten percent (10%) of the issued and outstanding Common Shares at the RSU Grant Date; (ii) the aggregate number of Common Shares issuable to Insiders in any twelve (12)-month period under this Plan (or any other security-based compensation plans, including the Corporation’s amended stock option plan) shall not exceed ten percent (10%) of the issued and outstanding Common Shares at the RSU Grant Date; and (iii) the aggregate number of Common Shares issuable to any one Participant pursuant to this Plan (or any other security-based compensation plans, including the Corporation’s stock option plan) in a twelve (12) month period shall not exceed five percent (5%) of the issued and outstanding Common Shares, calculated on the RSU Grant Date.

g.	For purposes of this Section 2.6, the number of Common Shares then outstanding shall mean the number of Common Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Restricted Share Units.

Article Three
RESTRICTED SHARE UNITS

3.1	Restricted Share Unit Plan: The Plan is hereby established for Eligible Employees, Consultants and Directors.

3.2	Grant of Restricted Share Units: A Restricted Share Unit Award granted to a particular Participant in a calendar year will be an incentive payment for services rendered by the Participant to the Corporation or an Affiliate, as the case may be, in the Corporation’s or Affiliate’s fiscal year ending in such year, as determined in the sole and absolute discretion of the Board. The number of Restricted Share Units awarded will be credited to the Participant’s account, effective as of the RSU Grant Date.

3.3	Payment of Dividends: Subject to the absolute discretion of the Board, the Board may elect to credit each Participant with additional Restricted Share Units upon the payout of dividends on the Common Shares. In such case, the number of additional Restricted Share Units will be equal to the aggregate value of dividends that would have been paid to the Participant if the Restricted Share Units in the Participant’s account had been Common Shares divided by the Market Value of a Common Share on the date on which dividends were paid by the Corporation. The additional Restricted Shares Units will vest on the Participant’s Entitlement Date of the particular Restricted Share Unit Award to which the additional Restricted Share Units relate.

3.4	Vesting:

a.	A Restricted Share Unit Award granted to a Participant will entitle the Participant, subject to the Participant’s satisfaction of any conditions, restrictions, performance objectives, vesting period or limitations imposed under the Plan or set out in the Restricted Share Unit grant letter, to receive a payment in: (i) fully paid Common Shares issued from the treasury of the Corporation on the date when the Restricted Share Unit Award is fully vested; or (ii) subject to the approval of the Board, in its sole discretion, a cash equivalent.

b.	Subject to the foregoing or as otherwise provided in the Restricted Share Unit grant letter, in the event of:

(i)	the death, termination without cause or Disability of a Participant, a pro rata number of the unvested Restricted Share Units credited to the Participant, based on the portion of the applicable vesting period that has been completed as of the Termination Date, will vest on the Termination Date, and the Common Shares underlying the Restricted Share Units credited to the Participant’s account shall be issued to the Participant (or the Participant's beneficiary in the event of death) as soon as is administratively possible; and

(ii)	the retirement of the Participant, a pro rata number of the unvested Restricted Share Units credited to the Participant, based on the portion of the applicable vesting period that has been completed as of the Retirement Date, will vest on the Retirement Date and the Common Shares underlying the Restricted Share Units credited to the Participant’s account shall be issued, or cash equivalent shall be paid, to the Participant as soon as administratively possible.

c.	The Board may in its sole discretion permit, at any time prior to or following the events contemplated above, the vesting of any or all Restricted Share Units held by a Participant in the manner and on the terms authorized by the Board.

3.5	Payment in Respect of Vested Restricted Share Units: Subject to Sections 3.6 and 4.1, the Corporation will at its sole discretion satisfy its payment obligation pursuant to Section 3.4 with: (i) the issue of fully paid Common Shares from the treasury of the Corporation; or (ii) subject to the approval of the Board, cash. In the event the Corporation decides to make all or some of the payments with regard to a Participant’s Restricted Share Units in cash, subject to the provisions of the Plan, the Corporation shall make, within five (5) Business Days after the Vesting Date, a cash payment, less applicable statutory source deductions, to the Participant, calculated by multiplying: (i) the number of Restricted Share Units to be settled, by (ii) the Market Value of a Common Share on the applicable vesting date.

3.6	No Adjustment: For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional Restricted Share Units will be granted to a Participant to compensate the Participant for any downward fluctuations in the Market Value of a Common Share nor will any other form of benefit be conferred upon, or in respect of, a Participant for such a purpose.

3.7	Restricted Share Unit Grant Letter: Each grant of a Restricted Share Unit under the Plan shall be evidenced by a Restricted Share Unit grant letter of the Corporation, in the form attached as Schedule "A" hereto, and signed in acknowledgement by the Participant. Such Restricted Share Unit grant letter shall be subject to all applicable terms and conditions of the Plan and may include performance vesting conditions or any other terms and conditions which are not inconsistent with the Plan and which the Board deems appropriate for inclusion in a Restricted Share Unit grant letter. The provisions of the various Restricted Share Unit grant letters issued under the Plan need not be identical.

3.8	Vesting Period and Term: Concurrent with the determination to grant Restricted Share Units to a Participant, the Board shall determine the vesting period and the term applicable to such Restricted Share Units. Unless the Board, at its discretion, has set a shorter period of time, the Restricted Share Units will lapse ten (10) years from the RSU Grant Date.

3.9	Eligible Employee Criteria: The Board shall establish criteria for the grant of Restricted Share Units to Eligible Employees, Consultants and Directors.

3.10	Resignation or Termination with Cause Prior to Vesting: If the employment or services of the Participant is terminated prior to the Participant’s Entitlement Date, for any reason other than death, disability, retirement or termination without cause, then, except as provided for in the Restricted Share Unit grant letter or as determined by the Board, all Restricted Share Units will be forfeited by the Participant, and be of no further force and effect, as of the Termination Date.

3.11	Change of Control: If there is a Change of Control, all Restricted Share Units outstanding shall immediately vest on the date of such Change of Control notwithstanding any stated vesting period. In any event, upon a Change of Control, Participants shall not be treated any more favourably than shareholders of the Corporation with respect to the consideration that the Participants would be entitled to receive for their Common Shares.

3.12	Necessary Approvals: The Plan shall be subject to the approval of the shareholders of the Corporation to be given by a resolution passed at a meeting of the shareholders of the Corporation and acceptance by the Nasdaq or any regulatory authority or stock exchange having jurisdiction over the Corporation.

3.13	Blackout Period: If the date on which the Corporation shall issue or deliver Common Shares to the Participant in accordance with Section 3.5 occurs during a Blackout Period applicable to the Participant, the Corporation shall issue or deliver such Common Shares to the Participant on or as soon as practicable after the tenth (10th) trading day following the end of the Blackout Period.

Article Four
WITHHOLDING TAXES

4.1	Withholding Taxes: The Corporation or any of its Affiliates may take such steps as are considered necessary or appropriate for the withholding of any taxes which the Corporation or any of its Affiliates are required to withhold by any law or regulation of any governmental authority whatsoever, and, without limiting the generality of the foregoing, may effect such withholding through: (i) the withholding of all or any portion of any payment due to the applicable Participant; (ii) the withholding and sale, for and on behalf of the applicable Participant, of the minimum number of Common Shares to be issued under the Plan sufficient to satisfy such withholding obligation of the Corporation’s or the Affiliate; or (iii) withholding of all or any portion of any issuance or delivery of shares to be made to the Participant, until such time as the Participant has paid the Corporation or its Affiliates any amount which the Corporation and its Affiliates are required to withhold with respect to such taxes.

Article Five
GENERAL

5.1	Unfunded and Unsecured Plan: The Plan shall be unfunded and the Corporation will not secure the Corporation's obligations under the Plan. To the extent any Participant or his estate holds rights by virtue of an award of Restricted Share Units under the Plan, such rights (unless otherwise determined by the Board) shall be no greater than the rights of an unsecured creditor of the Corporation.

5.2	Effective Time of Restricted Share Unit Plan: The Plan shall be effective upon having received shareholders’ approval. The Plan shall remain in effect until it is terminated by the Board.

5.3	Suspension, Termination or Amendment of Restricted Share Unit Plan: The Board may, at any time, suspend or terminate the Plan. The Board may also, at any time, amend or revise the terms of the Plan subject to the receipt of all necessary regulatory and shareholders’ approvals.

5.4	Assignment: Restricted Share Units and other rights or interest of a Participant under the Plan are not assignable, except by testament or in accordance with legal provisions governing intestate successions, and any purported assignment is void and of no force and effect whatsoever.

5.5	Rights as a Shareholder, Employee or Consultant: No holder of any Restricted Share Units shall have any rights as a shareholder of the Corporation at any time. Nothing in the Plan shall confer on any Eligible Employee the right to continuous employment with the Corporation or any Affiliate of the Corporation nor on any Consultant the right to provide services to the Corporation or any Affiliate of the Corporation.

5.6	Adjustment in Number of Shares Underlying Restricted Share Units: In the event there is any change in the Common Shares, whether by reason of a stock dividend, stock split, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment shall be made by the Board in the number of Common Shares subject to or underlying any Restricted Share Units. If the foregoing adjustment shall result in a fractional Common Share, the fraction shall be disregarded. All such adjustments shall be conclusive, final and binding for all purposes of the Plan.

5.7	No Representation or Warranty: The Corporation makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Plan.

5.8	Compliance with Applicable Law: If any provision of the Plan or any Restricted Share Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, including the Nasdaq then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith. Each Restricted Share Unit grant letter will contain such provisions as in the opinion of the Board are required to ensure that no Common Shares are issued on the vesting of a Restricted Share Unit unless the issuance of such Common Shares will be exempt from all registration, qualification and prospectus requirements of securities laws of any jurisdiction and will be permitted under applicable law. The Corporation shall not be obliged by any provision of the Plan or the grant of any Restricted Share Unit hereunder to issue, sell or transfer Common Shares in violation of applicable law. No Restricted Share Unit shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any jurisdiction and any purported grant of any Restricted Share Unit or issue, sale or transfer of Common Shares hereunder in violation of this provision shall be void. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with the Nasdaq. Common Shares issued and sold to Participants pursuant to the vesting of RSUs may be subject to limitations on sale or resale under applicable law. In particular, if required by applicable law, a Restricted Share Unit grant letter may provide that shareholder approval to the grant of a Restricted Share Unit must be obtained prior to the vesting of the Restricted Share Unit or to the amendment of a Restricted Share Unit grant letter.

5.9	Interpretation: The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein.

SCHEDULE "A"

RESTRICTED SHARE UNIT GRANT LETTER

This restricted share unit grant letter is entered into between Vision Marine Technologies Inc. Inc. (the “Corporation”) and the Participant named below pursuant to the Corporation’s restricted share unit plan (the “Plan”), a copy of which is incorporated by reference herein, and confirms the following Restricted Share Unit Award on the terms set out below and as further set out in the Plan:

Participant:
Address of Participant:
Restricted Share Unit Award:
Grant Date:
Vesting:
Conditions, Restrictions, Performance Objectives and/or Limitation, if any:

By receiving and accepting the Restricted Share Unit Award, the Participant:

1.	confirms that he or she has read and understands the Plan and agrees to the terms and conditions of the Plan and this restricted share unit grant letter; and

2.	consents to the collection, use and disclosure of personal information of the Participant by the Nasdaq and all other regulatory authorities in accordance with their requirements, from time to time.

All capitalized terms used herein but not otherwise defined shall have the meaning given to them in the Plan.

Effective as of the _____ day of _______________, 20____.

VISION MARINE TECHNOLOGIES INC.
By:
	Name:	Name of Participant:
Title: